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                                                                    EXHIBIT 99.1


                    FLEMING COMPLETES CORE-MARK ACQUISITION,
                  CREATING NATIONAL DISTRIBUTION FOOTPRINT FOR
                           CONVENIENCE-ORIENTED RETAIL


               Fleming Extends Position as Industry's #1 Supplier
          With National, Multi-Tier Network to Serve Any Retail Format

Dallas, Texas, June 18, 2002 - Fleming (NYSE: FLM) today announced that the acquisition of Core-Mark International, Inc., has been completed. This represents the culmination of Fleming's long-standing strategy to create a national piece-pick network that complements the company's national case-pick and flow-through network.

         "Fleming has created a supplier network capable of efficiently distributing products by the individual item, by the case, by the pallet, or by the truckload, to any retail format," said Mark Hansen, Fleming chairman and chief executive officer. "The acquisition of Core-Mark continues our drive to amass scale in an industry that benefits greatly from size. It further diversifies our customer base across a wide spectrum of retail formats. Additionally, it presents meaningful sales opportunities for our customers, our vendors and our company."

         Concurrent with the completion of the Core-Mark acquisition, Fleming has completed its offering of $200 million of 9 1/4% Senior Notes due 2010, and 8 million shares of its common stock, plus an additional 1.2 million shares exercised by the underwriters under their over-allotment option. Additionally, the company entered into a new $975 million bank credit facility which consists of a $550 million revolving facility and a $425 million B term loan. Pro-forma for these transactions, Fleming's total share count is approximately 53.8 million shares, and its debt-to-total capital ratio improves from approximately 79% to approximately 76% at the end of the first quarter. The company will have no material maturities of debt until 2007.

About Fleming

With its national, multi-tier supply chain network, Fleming is the #1 supplier of consumer package goods to retailers of all sizes and formats in the United States. Fleming serves nearly 50,000 retail locations, including supermarkets, convenience stores, supercenters, discount stores, concessions, limited assortment, drug, specialty, casinos, gift shops, military commissaries and exchanges, and more. Fleming serves more than 600 North American stores of global supermarketer IGA. In addition, Fleming is the nation's leading distributor to Hispanic markets. Fleming also has a growing presence in value retailing, operating 109 stores under the Food4Less and Rainbow Foods banners and 17 stores under the Yes!Less banner. To learn more about Fleming, visit our Web site at http://www.fleming.com.

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Forward-Looking Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. For a description of important factors which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Fleming files from time to time with the Securities and Exchange Commission. Fleming is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Congratulations to those associates who lead the efforts to ensure the completion of this acquisition was a success!